Exhibit 99.1

Press Release

Ikanos Announces Closing of Public Offering of Common Stock

FREMONT, Calif., November 16, 2010 - Ikanos Communications, Inc. (NASDAQ: IKAN) today announced the closing of its underwritten public offering of 11,143,800 shares of its common stock at a price to the public of $1.05 per share. The net proceeds to the Company from the offering are approximately $10,768,000, after deducting the underwriting discount and estimated offering expenses.

The Company intends to use the net proceeds of the offering for general corporate purposes.

Needham & Company, LLC is acting as sole book-running manager for the offering.

The shares were issued pursuant to an effective shelf registration statement. Printed copies of the prospectus supplement and prospectus relating to the offering may be obtained, when available, from Needham & Company, LLC, 445 Park Avenue, New York, NY 10022, at (212) 371-8300.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy the Company’s common stock, nor shall there be any sale of the common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under securities laws of any such state or jurisdiction. This information does not purport to be a complete description of the Company’s common stock or the offering. This offering was made only by means of a prospectus, including a prospectus supplement, forming a part of the effective shelf registration statement.

About Ikanos Communications, Inc. Ikanos Communications, Inc. is a provider of advanced broadband semiconductor and software products for the digital home. The Company’s broadband DSL, communications processors and other offerings power access infrastructure and customer premises equipment for network equipment manufacturers and telecommunications service providers.

Ikanos Communications Cautionary Statement All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. Such forward-looking statements are based on our current expectations, assumptions and projections about future events related to our products, industry and business, management’s beliefs, and certain assumptions, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. These statements may include, but are not limited to, statements regarding the intended use of the net proceeds from the offering. For a further discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Ikanos’ Annual Report and its most recent Quarterly Report on Form 10-Q for the quarter ended October 3, 2010. Ikanos cannot assure that the events and circumstances reflected in any forward-looking statements will be achieved or occur, nor does Ikanos undertake any obligation to update any forward-looking statements for any reason after the date of this press release.

Contact:	Margo Westfall Ikanos Communications +1.510.438.6276 mwestfall@ikanos.com

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